Investor Presentation June 2009 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-141703, 333-141703-01 and 333-141703-02

Notice

The following slides are part of a presentation related to Discover Card Master Trust I (“DCMT”) and Discover Card
Execution Note Trust (“DCENT”) and are intended to be viewed as part of that presentation. No representation is made that the information in these slides is complete.
The information provided herein may include certain non-GAAP financial measures. The reconciliations of such measures to the comparable GAAP figures are included in the Current Report on Form 8-K of Discover Financial
Services (the “Company”) filed on June 18, 2009, the Quarterly Report of the Company on Form 10-Q for the quarter ended February 28, 2009, and the Company’s Annual Report on Form 10-K for the year ended November 30, 2008, which are on file with the SEC and available on the Company’s website at www.discoverfinancial.com.
The presentation contains forward-looking statements. You are cautioned not to place undue reliance on forward-
looking statements, which speak only as of the date on which they are made, which reflect management’s estimates, projections, expectations or beliefs at that time and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of certain risks and uncertainties that may affect the future results of the
Company, please see "Special Note Regarding Forward-Looking Statements," "Risk Factors," "Business –
Competition," "Business – Supervision and Regulation" and "Management’s Discussion and Analysis of Financial
Condition and Results of Operations" in the Company’s Annual Report on Form 10-K for the year ended November 30,
2008, and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of
Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2009, which are on file with the SEC.
We own or have rights to use the trademarks, trade names and service marks that we use in conjunction with the operation of our business, including, but not limited to: Discover®, PULSE®, Cashback Bonus®, Discover® Network
and Diners Club International®.
Discover Bank, DCMT and DCENT have filed registration statements as amended (including a prospectus)
(Registration Nos. 333-141703, 333-141703-01, and 333-141703-02) with the SEC. You should read the prospectus in that registration statement and other documents Discover Bank, DCMT and DCENT have filed with the SEC for complete information about Discover Bank, DCMT and DCENT. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.

Company Overview

4
Company Overview
(1)
•
Leading cash rewards program
•
6
th
largest U.S. issuer
•
$49Bn in managed receivables
•
$110Bn volume
•
4,500 + issuers
•
$29.1 Bn deposit base
•
$2.1 Bn personal and student loans
•
$98Bn volume
•
30 + issuers
Note(s):
1. Balances as of May 31, 2009; volume based on the trailing four quarters ending 2Q09
•
$25Bn volume
•
49 licensees
•
185 countries/territories

Broaden consumer relationships
Build global network
Further strengthen foundation
Acceptance
DFS
Volume
• Discover Card
• Third-Party
• U.S. acceptance
• Diners Club
• PULSE
Discover’s Strategy
DFS
Financial wallet share
Card wallet share
• Brand preference
• Products/features
• Customer experience
• Prime lending
• Deposits
People/
culture
Expense
base
Funding/
capital

Network Interoperability Targets
Global ATM
acceptance for
Diners Club cards
2009
Diners Club cards accepted
at Discover Network
locations in North America
2010 2011
Discover Network
cards live in
international markets

7
Manage conservatively in a challenging environment
• Maintain superior credit performance
• Conservative loan growth
• Increase net interest margin
• Reduce expenses
• Focus on capital/liquidity/funding
Build for the future
• Leverage Discover brand and leading Rewards program
• Increase acceptance to drive higher sales
• Continue to grow direct-to-consumer deposit business
• Grow and integrate Diners Club/PULSE/Discover networks
• Remain conservative on liquidity and capital
Performance Priorities

Financial Position

9
Funding and Liquidity
Funding Mix (%) Contingent Liquidity (Bn)
5.1
8.3
9.0
2.4
1.5
0.8
2.5
2.4
2.4
4.5
5.8
$18.0
$16.7
$10.0
  June 07
Spin-off
1Q09 2Q09
Fed Discount Window
Committed Credit
ABCP Open Lines
Liquidity Reserve
54%
41%
43%
35%
39%
39%
5%
13%
15%
7%
4% 6%
  June 07
Spin-off
1Q09 2Q09
Other
Direct-to-Consumer Deposits
Brokered Deposits
ABS

Total Direct-to-Consumer Total Brokered Deposits
Deposits Period End Balances (Bn)
Note(s)
1. Deposits sourced through broker dealers and sweeps programs
2. Includes deposits originated through affinity relationships
Brokered and Direct-to-Consumer
(2)
(1)
10
20.9
22.1
22.3
21.2
21.0
3.8
4.8
6.1
7.1
8.1
$24.6
$26.9
$28.5
$28.3
$29.1
2Q08 3Q08 4Q08 1Q09 2Q09

Discover Card Master Trust Issuance/
Maturity Schedule
(Bn) (Nov. 30 Fiscal Year-End Basis)
$23.3Bn Asset-Backed Securitization Portfolio (as of May 31, 2009)
Issuances Maturities
$2.0
$7.6
$0.8
$2.7
$3.1
$4.8
$3.3
$7.2
$7.7
$8.8
$6.3
$0.8
$4.6
$5.7
2003 2004 2005 2006 2007 2008 2010 2011 2012+
Issuances Public Term ABS Private ABS FYTD 2009 Refinanced
$5.9
$10.3
2009
$5.7
$4.6

12
Loan Loss Provisions
Total Provision Change (MM)
113
156
165
$582
$754
$1,106
$1,334
$1,111
1,004
829
595
641
691
300
339
(14)
(49)
115
2Q08 3Q08 4Q08 1Q09 2Q09
Net Charge-offs Reserve Build ABS Maturities/ Issuance
(1)
Note(s)
1. ABS maturities funded on-balance sheet in 4Q08 and 1Q09

13 Margin Expansion Managed Net Interest Margin 8.56% 9.11% 9.26% 8.57% 8.10% 7.76% 7.80% 7.78% 7.68% 8.95% 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09 2Q09 +158 bps 13

Credit Risk Management

–
Portfolio composition well positioned
–
Significant investments and enhancements in credit risk management
– We continue to ramp up loss mitigation activities in response
–
Stronger risk controls in Acquisitions and Portfolio Management
–
Enhancements in analytic tools to adapt to the changing environment
–
Strong relative credit performance in 2008
– We continue to maintain better credit performance vs. most of our peers
–
DFS loss rate among the lowest in peer group
–
As a result of conservative risk strategies implemented in the last few years
–
However, risks still remain that may create significant headwinds
– Impact of Bankruptcy Cramdown legislation
– Impact of unemployment rate remaining high for a prolonged period of time
–
Severe stress in labor markets
– May unemployment rate at 9.4% is 3.9 ppts higher yoy
–
Low consumer and business confidence
– Underemployment remains high
– Consumer confidence is at a very low point
–
Rising industry delinquency and bankruptcy
Overview
The external
environment has
worsened
significantly since
2007
DFS has maintained
a competitive
advantage in credit
risk management

• National Average is 35%
• Pacific states and FL show more
stress than other regions
YOY Growth in U.S. Bankruptcy filings (3mth Avg Jan-Mar 2009)
Source: National Bankruptcy Research Center
YOY Change 50%- 74.99%
YOY Change 25%- 49.99%
YOY Change 0% - 24.99%
YOY Change < 0%
YOY Change > 75%
US Bankruptcy — Regional Performance

Loss Cycle
DFS Strategy
Strategy Outcome
• Balanced / Surgical
Growth
• First in industry to use
Tradeline data
• Limited exposure to
stressed states &
mortgages
• Better composition
than peers
• Revamp Analytics
• Tighten acquisition
and account
management
• DFS loss rate lower
than or close to
industry average
• New data sources
• Trigger based & non-
DFS credit
information based
strategies
• DFS loss rate better
than most peers
• Difference with
industry average
increasing
5%
4%
4%
5%
6%
7%
3%
6%
4%
Jul-04 Jul-05 Jul-06 Jul-07 Jul-08 Jul-09
Industry DFS
Credit Cycle and DFS Strategy

Acquisition Strategy and Outcome (2008 and prior)
Mortgage / Geography
• Declined applicants with overextended
mortgages esp. in CA & FL
• Implemented tighter score cutoffs for
applicants with high debt burden or mortgage
delinquency
• Stopped mailing in economically hard hit
regions
Source: Based on Credit Bureau and internal data 4Q08
Home Ownership
Mortgage
Mortgages
54%
Own
Outright
26%
Rent, Other
20%
Underwriting
• Adjusted risk scores for presence of mortgage
trade / geographic trends
• Identified high risk segments to decline
• Reduced initial credit line assignment
• Reduced exposure to applicants with
occupation in housing industry
Fixed Prime
75%
Fixed Non-
Prime
7%
ARM Non-
Prime
4%
ARM Prime
14%

Portfolio Strategy and Outcome (2008 and prior)
Mortgage / Geography
• Tightened marketing eligibility criteria in
riskiest states
• Closed inactive accounts with high risk
Interest-Only mortgages
• Suppressed line increases for accounts with
high risk mortgage or in riskiest states
Portfolio Management
• Adjusted portfolio risk scores for presence of
mortgage trade / deterioration
• Implemented inactive account closures
• Implemented trigger based line decrease
programs and increased automated
line decreases
• Created strategy for pro-actively calling high
risk customer prior to delinquency
(greater than 5 years on books)
55%
46%
58%
60%
73%
79%
Discover Citi BofA AMEX Chase Capital
One
10%
13%
12%
15%
14%
17%
6% 6%
7%
8%
9%
16%
18%
19%
22%
26%
6%
22%
Discover Chase Capital
One
Citibank BofA AMEX
California Florida
Tenure
Geography
Source:  Master Trust Receivables
Note
1. Trust Data as of: Discover: May-08, Citi: Mar-08, BoA: Mar-08,
AMEX: Aug-08, Chase: Sep-08, Capital One: Mar-08

Customer Profile
Demographic Profile
Source 2008 TNS Card Research
73%
88%
44%
43%
68%
82%
33%
37%
Married Homeowner College Graduate Income > $75K
Discover Other Issuers
Rewards
•
Highest levels of
customer satisfaction
•
Highest stated intent to
keep primary
Customer
Satisfaction
Loyalty
•
Leader in cash rewards
•
Highest household
ownership of cash
rewards cards
•
Longest cardholder
retention
•
Among highest to
recommend
Source TNS State of Card Market Report, 2008

44%
22%
16%
14%
7%
6%
DFS JPM C AXP BAC COF
6%
4% 4% 4%
82%
Cash Points Gas Airline
Miles
Other
Cash Rewards Marketing
Reward Preference
(1)
(%) Cash Rewards Market Share
(2)
Note(s)
1. Percent that chose reward type “I like a lot” over all other types (ties included)
2. Household ownership of cash rewards cards; percentages add to more than 100% due to household use of multiple brands
Source Millward Brown 2008 A&U
Source 2008 TNS Consumer Card Research

Acquisitions — Key Initiatives
(2008)
3,634
5,717
7,558
4,801
2,862
7,398
640-679 680-759 760+
Dec 07 Dec 08
Source: Internal Performance
Assigned Line by FICO Score
($)
299
241
4Q 2007 4Q 2008
82
101
4Q 2007 4Q 2008
Requests Approvals
Customer Requested Line Increases
(‘000s)
727
734
4Q07 4Q08
Average Booked FICO
5,850
5,500
4Q07 4Q08
Average Assigned Line at Acquisition
($)

Portfolio — Key Initiatives
(2008)
Inactive Contingent Liability
($Bn)
5.4
7.0
13.5
3.9
4.9
6.3
3.3
11.7
600-699 700-749 750-799 800+
Dec 2007 Dec 2008
1.48
1.11
4Q 2007 4Q 2008
62
83
Dec 2007 Dec 2008
0.2
0.6
4Q 2007 4Q 2008
Marketing Eligibility
(MM)
26.2
29.8
Dec 2007 Dec 2008
Source: Internal Performance
Marketing Eligibility by FICO
(MM)
Line Increase
($Bn) ($Bn)
Line Decrease

Strategy and Key Initiatives (2009 and beyond)
68%
55%
DFS Custom Score FICO
Acquisition
• Continue to pursue a conservative growth strategy
• Increase the use of non-traditional data
• Enhance strategies to adapt to credit & regulatory changes
• Increase manual underwriting
Portfolio
• Ramp up loss mitigation programs
• Enact tighter marketing eligibility
• Increase the use of short-term risk assessment, unemployment, payment capacity, transactor-to-revolver and loan-to-value
Analytics
• Implement new behavioral models to mitigate the impact of
economic deterioration and regulatory changes
• Increase the use of unemployment score, payment capacity
models, and bankruptcy model
4Q 2008 4Q 2009
4Q
2008
4Q
2009
4Q
2008
4Q
2009
-38%
+71%
+600%
Manual Underwriting
Line Increase   Line Decrease
Charge-Offs Identified in Top Decile

Collections
Activities

Refined
Collection
Models
Payment
Program
Enrollment
Collections
Website
Expanding
Email
Servicing
Capability
Authorizations
Optimizing
Outbound IVR
Utilization
Collections
Strategies

Help
Help
customers
customers
regain
regain
control
control
and
and
identify
identify
options
options
that
that
work
work
for
for
them
them
26
Vision
Vision
To be the most rewarding relationship
consumers and businesses have with a
financial services company
Mission
Mission
To help people spend smarter, manage
debt better and save more so they
achieve a brighter financial future
Tools
Tools
2,300 in-house collection
associates
Flexible payment solutions
Credit counseling
Sophisticated analytics
Diverse communication channels
Collections
Activities

Discover Card - Controlled Growth
and Differentiated Credit Quality
Managed Card Receivables Growth
2005-2008 CAGR Managed Net Charge-off Rate – 1Q09
3.0%
3.3%
6.2%
9.9%
10.2%
1.9%
DFS COF BAC C AXP JPM
6.6%
7.7%
8.4%
8.5%
8.9%
9.2%
DFS JPM COF AXP C BAC
Note(s)
1. Quarter ending February 28, 2009; U.S. credit card receivables
2. Card Services segment
3. U.S. Card
4. Citi Branded Cards
(2) (6) (3) (4) (5)
(1) (3) (3) (3) (4) (2)
(1)
Note(s)
1. Based on calendar year
2. Global Cards segment
3. Credit Cards segment (includes U.S. and international consumer cards, excludes business cards); pro forma of BAC and MBNA (MBNA acquired in 1Q06)
4. Global Consumer Cards segment
5.    orldwide Lending
6. Card Services; includes WaMu portfolio acquisition (4.4% growth excluding WaMu)

Master Trust Overview

• Discover Class A's benefit from significant enhancement, especially considering lower-than-average chargeoffs compared to peers.
Trust Overview:
Significant Enhancement
AAA Enhancement vs. Chargeoffs
(a) AmEx discounting is 6% in June and 3% in July
(b) Citi discounting increases up to 3% if excess spread < 3.51%
Source: SEC Filings, Moody’s Investor Service
1.5% 1%
(b)
-- 2%
(a)
2% 6% Discounting
Fixed Allocation of
Finance Charge Collections
Other Structural Enhancement:
14%
17.0%
22%
19%
18%
16%
7.9%
10.1%
8.1%
9.6%
8.2%
10.8%
0%
5%
10%
15%
20%
25%
BofA Discover American Express Capital One Citibank Chase
4%
6%
8%
10%
12%
14%
16%
AAA Enhancement
3 mo. Avg. Net Charge-offs
(Fixed FCC
Alloc)

• Discover’s fixed allocation of finance charge collections provides significant additional benefit.
Significant Enhancement:
Fixed Finance Charge Allocation
-- 1% 4%
5x Losses/
50% Payments
-- 3% 5%
3x Losses/
70% Payments
0%
purchases
3%
purchases
5%
purchases
Estimated Additional Enhancement Provided from Fixed FCC Allocation
•
Under this structure, the proportion of finance charge collections to be allocated to a particular series is fixed at the end of the revolving period and is based on the original principal balance of the series – even as the outstanding principal balance declines.
•
In an early amortization, this can result in a portion of the seller’s finance charges being reallocated to investors to cover shortfalls.
Note:  Assumes triple-A rating agency stresses where purchase and payments are stressed immediately, losses increase over 12 months, and coupon increases to 15% over 12 months.  Assumed seller’s interest is beyond the amount required for dilutions.
Source:  Deutsche Bank
0.5% 2% 5%
5x Losses/
50% Payments
0.5% 4% 6%
3x Losses/
70% Payments
0%
purchases
3%
purchases
5%
purchases
(assuming 0% excess Seller’s Interest)
(assuming 5% excess Seller’s Interest)

Recent Trust Actions: Increased Subordination
•
On June 17, Discover filed an 8-K announcing planned subordination enhancement actions to:
–
Address the concerns of the rating agencies
–
Support future issuances on the DCENT platform
–
To enhance all DiscoverSeries notes
–
Sized at 6.5% or approx. $600 mm
–
Expected issuance July 2
–
To enhance all outstanding linked series of DCMT (other than delinked 2007-CC)
–
Sized at 6.5%
(or higher for Series 1996-4)
–
Expected issuance July 24
New DCENT DiscoverSeries Class D
New DCMT Series 2009-CE (Subordinate Series)
AAA
A
CCA
6.5+%
AAA
A
CCA
6.5%
AAA
A
CCA
6.5%
AAA
A
CCA
6.5%
AAA
A
CCA
6.5%
Outstanding Linked Series
$14.7 billion
~6.50%
Series 2009-CE
Covers Finance Charge Shortfalls
Shares Principal Collections
$905m
$710m
$7,000m
B1
C1
A1 A2 A3 A4 A5
B2 B2 B3 B3 B4 B4 B5 B5
C2 C3 C4
C5
Class A
Class B
Class C
Class D
~$600m
New Class D(2009-1)
Outstanding DiscoverSeries Notes
% Capital Structure
81.0%
5.5%
7.0%
6.5%

Recent Trust Actions: Excess Spread Increase
•
Discover also announced planned excess spread enhancement actions on June 17, 2009:
–
In response to the decline in the excess spread due to the performance of the underlying credit card receivables
–
To standardize the allocation of interchange to all notes issued by DCMT and DCENT
Issuance of DCMT Series 2009-SD Interchange Allocation to “Legacy” Series
–
Series 2009-SD principal collections are available for reallocation to all DCMT series
–
Sized at 2% of total DCMT investor interest
–
Will increase excess spread levels for DCMT and for
DiscoverSeries
–
Expected issuance in September 2009
–
Three legacy DCMT series will be amended to receive allocations of interchange
–
Will eliminate the difference between group excess spread and interchange subgroup excess spread
–
Expected completion July 31
[x]%
AAA AAA AAA AAA
Delinked
Series
Collateral
2009-SD
Certificate
2%
A A A A
CCA CCA CCA CCA
CE CE CE CE
[x]% [x]% [x]% [x]%
Outstanding Master Trust Certificates

Strong Relative Credit Performance
• Discover’s portfolio exhibits some of the strongest performance in the industry –
one of the lowest chargeoffs and steadiest yields among its competitors.
Net Charge-offs
Principal Payment Rate
30+ Delinquency
0%
2%
4%
6%
8%
10%
12%
14%
Mar-06 Aug-06 Jan-07 Jun-07 Nov-07 Apr-08 Sep-08 Feb-09
0%
5%
10%
15%
20%
25%
30%
35%
Mar-06 Aug-06 Jan-07 Jun-07 Nov-07 Apr-08 Sep-08 Feb-09
Discover Citibank Chase BofA AmEx Cap One
0%
1%
2%
3%
4%
5%
6%
7%
8%
9%
Mar-06 Aug-06 Jan-07 Jun-07 Nov-07 Apr-08 Sep-08 Feb-09
0%
5%
10%
15%
20%
25%
30%
Mar-06 Aug-06 Jan-07 Jun-07 Nov-07 Apr-08 Sep-08 Feb-09
Yield (excluding recoveries)
Source: Moody’s Investor Service

Favorable Portfolio Composition
11.0%
9.4%
13.7%
11.7%
14.3%
14.4%
20.4%
8.0%
10.7%
14.0%
16.1%
14.1%
16.4%
18.9%
28.1%
24.5%
32.0%
33.2%
28.0%
34.7%
30.0%
52.7%
54.0%
39.4%
37.9%
42.7%
32.7%
29.5%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
AmEx (5/09) Chase (5/09) Discover
(5/09)
Citibank
(3/09)
Cap One
(3/09)
BofA (5/09) Citi Omni
(5/09)
No Fico <600 600-660 660-720 >720
• Discover’s credit limits are lower than the largest issuers.
As a result, year-over-year change in chargeoffs are the lowest among peers.
• Discover’s subprime composition is one of the lowest in the industry.
(ordered by increasing subprime composition)
Credit Limit vs. Change in Chargeoffs
FICO Composition
Source: SEC Filings, Moody’s Investor Service
AmEx FICO buckets shown are interpolated. AmEX reports its FICO Scores as follows:
< 560 is 5.65%, 560-659 is 13.33%, 660-699 is 35.10%, and 760 and above is 29.26%.
AmEX, Citibank and Discover report the Fair Isaac & Co Credit Score. BofA reports the
Equifax Beacon 96 FICO Score. Capital One reports the Equifax Enhanced Beacon 5.0
FICO Score. Chase reports the Experian/Fair Isaac Risk Model Score.
$13,732
$12,327
$12,069
$9,184
$6,812
90.3%
91.3%
88.7%
60.5%
70.3%
$1,617
$2,680
$4,009
$4,511
$4,215
$0
$2,500
$5,000
$7,500
$10,000
$12,500
$15,000
BofA (3/09) Citibank (3/09) Chase (3/09) Discover (5/09) Cap One (3/09)
20%
40%
60%
80%
100%
120%
140%
160%
Weighted Average Credit Limit
Yoy change in Net Chargeoffs (3mo avg)
Average Account Balance (excl. 0 bal.)

• Discover's business model features a payments network
that provides unequaled flexibility for cardholders and merchants.
– One of the most recognized brands in the financial services industry, including its popular cashback rewards program
• Well-positioned portfolio composition of highly-seasoned accounts, lower credit limits and favorable consumer demographics.
• Strong portfolio performance of one of the lowest chargeoffs in the industry and consistent yield, for stable excess spread.
• Significant enhancement and fixed allocation of finance charge collections.
DiscoverSeries Relative Value